Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Summit Bancorp.


We consent to the use of our report dated January 20, 1997, except as to the third paragraph of Note 2, which is as of February 28, 1997, relating to the consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders equity and cash flows for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference, and to the reference to our Firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.



                                           /s/ KPMG Peat Marwick LLP
                                           --------------------------------
                                           KPMG Peat Marwick LLP


Short Hills, New Jersey



September 4, 1997


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